EXHIBIT 24(a)

                           LAWYERS OPINION AND CONSENT

     We have acted as counsel to Track Data Corporation, a Delaware corporation (the "Company") in connection with the registration by the Company of 2,500,000 shares of its common stock, $.01 par value (the "Shares") which are issuable under the Company's 2002 Stock Option Plan. All of the Shares are the subject of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"). As counsel to the Company we have examined and relied upon the original or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary in order to render the following opinion.

Based upon the foregoing, we are of the opinion that the Shares to be issued by the Company are duly authorized and, when issued and paid as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We are aware that we are referred to under the caption "Legal Matters" in the Prospectus included in the Registration Statement and we hereby consent to such reference to us and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, however, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act or under the General Rules and Regulations of the Securities and Exchange Commission adopted thereunder.


     /s/
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Oscar D. Folger
Law Offices of Oscar D. Folger
New York, New York
March 24, 2003